Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

First Community Bancshares, Inc.

Bluefield, Virginia

We consent to the use in this Registration Statement on Form S-4 of our reports dated March 2, 2012, with respect to the consolidated financial statements of First Community Bancshares, Inc. and Subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in such registration statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

April 3, 2012